Exhibit 99.1

For Immediate Release

Contact:

Charles & Colvard Ltd.
Jim Braun, Chief Financial Officer
(919) 468-0399 Ext. 224 jbraun@moissanite.com

Investor Relations
Bill Zima
Integrated Corporate Relations
(203) 682-8200 wzima@icrinc.com

Charles & Colvard Reports Fourth Quarter and 2006 Financial Results

~ Company Issues Sales Forecast for Fiscal 2007 ~

MORRISVILLE, N.C., February 14, 2007 — Charles & Colvard, Ltd., (NASDAQ: CTHR), the global source of moissanite, a created jewel available for use in fine jewelry, today reported fourth quarter and 2006 operating results.

For the three months ended December 31, 2006, net sales increased 3% to $12.1 million as compared to $11.7 million in the fourth quarter of 2005. Gross profit increased 11% to $9.3 million compared to $8.4 million in the prior year period. Gross profit margins increased 500 basis points to 76.9% in the fourth quarter of 2006 from 71.9% in the comparable quarter of 2005 primarily as a result of improved production costs during the period being relieved from inventory.

Operating income for the three months ended December 31, 2006 increased 39% to $1.9 million from $1.4 million for the same period in 2005. Net income for the fourth quarter 2006 increased 42% to $1.3 million, or $0.07 per diluted share, compared to net income of $.9 million, or $0.05 per diluted share, in the comparable period of 2005.

Bob Thomas, President and Chief Executive Officer commented, “Our sales increase was attributable to the additional number of doors that sold moissanite jewelry in the fourth quarter. We believe the strength of our overall sell-thru levels were negatively impacted as some of our leading department store chains and mall jewelry retailers increased prices of moissanite products which led to a slower number of product reorders in the fourth quarter.”

Mr. Thomas continued, “We continue to work aggressively to add new points of distribution and believe these efforts will result in continued improvement to our business. We added approximately 270 doors in the fourth quarter of 2006 primarily from Kohl’s, Zales Canada and Sears.

We continue to work with our existing retailers and their moissanite jewelry suppliers to broaden the existing moissanite collection and offer more styles at appropriate price points to increase same store sales activity. In addition, we continue to develop promising sales opportunities within home television shopping. HSN, one of the leading home television shopping networks, has agreed to increase the total number of programming hours dedicated to moissanite sales to 25 hours in fiscal 2007 compared to 9 in the prior year.”

Mr. Thomas continued, “We continue to work methodically to raise the profile of moissanite and believe that our marketing efforts over the past year have continued to raise customer awareness. The Company received the results of a recently completed third party study that highlights moissanite consumer awareness levels. We are pleased to report that over the past year, consumer awareness for moissanite within the U.S. increased from 7.8% at the end of 2005 to 10.5% at the end of 2006.”

Mr. Thomas concluded, “As we look to 2007, we expect to continue to make progress with current customers and to further expand our customer base. We continue to make improvements to our infrastructure and improve the quality of management to properly service and expand the number of manufacturers and points of retail distribution. We will continue to work ambitiously to build consumer awareness and demand for moissanite jewelry to drive sales within our multiple channels of distribution. Overall, we are committed to building value for our shareholders and believe our planned initiatives have better positioned our company for future growth.”

The Company expects fiscal 2007 net sales to be in the range of $49 to $51 million with some modest revenue growth in the first half of its fiscal year, primarily in the second quarter. The Company expects much stronger revenue growth in the second half of the fiscal year as sales are expected to ramp up at Kohl’s, Sears and other retailers accelerate their rollout to prepare for the holiday selling season. The company believes that gross profit margins will remain in the range of 65% to 75% and that full year marketing and sales expense will be in the range of approximately 36% to 41% of total net sales.

Charles & Colvard’s domestic sales in the fourth quarter increased 1% to $11.0 million compared to the fourth quarter of 2005. International sales for the fourth quarter increased 31% to $1.1 million, with strong results from all key geographic regions. Total shipments of 69,700 carats for the current period were 1% more than the 68,900 carats shipped in the same period of 2005. Shipments of carats in the U.S. decreased 1% while international shipments of carats increased 32%.

At December 31, 2006 total inventory (including consignment) increased by $1.9 million compared to the end of the third quarter of 2006 and by $8.9 million compared to December 31, 2005. The Company’s raw material inventories of silicon carbide crystals are purchased under exclusive supply agreements with a limited number of suppliers. Because the supply agreements restrict the sale of these crystals to only the Company, the suppliers negotiate minimum purchase commitments with the Company that may result in periodic levels of raw and in-process inventories that are higher than the Company might otherwise maintain. These agreements coupled with lower than expected 2006 sales resulted in $11.8 million of our inventories being classified as non-current assets.

Share and per share data for all periods presented reflect the effect of the 5% stock dividend distributed on July 15, 2005 and the one share for every four shares owned stock split, effected in the form of a 25% stock dividend, distributed on January 30, 2006. In addition, on April 18, 2006 the Board of Directors declared a $.08 per share cash dividend which was distributed on June 15, 2006 to shareholders of record on May 31, 2006.

Conference Call

The Company will also hold a conference call with senior management to discuss the financial results at 4:45 p.m. EST on February 14, 2007. Interested parties may participate in the call by dialing (913) 981-4911. The conference call will also be broadcast live over the Internet. To listen to the live webcast of the event, please go to www.moissanite.com and click on the Investor Relations section where conference calls are posted. Please go to the website 15 minutes early to download and install any necessary audio software. A replay of the call will be available from February 14, 2007 through February 21, 2007. To access the telephone replay, participants should dial (719) 457-0820. The access code for the replay is 4454523.

About Charles & Colvard, Ltd.

Charles & Colvard, Ltd. (NASDAQ: CTHR), based in the Research Triangle Park area of North Carolina, is the global sole-source of lab-created moissanite, a unique, near-colorless jewel that is distinct from other gemstones and jewels based on its exceptional fire, brilliance, luster, durability and rarity. Currently used in fine jewelry, Charles & Colvard created Moissanite™ is primarily marketed to the self-purchasing woman as the perfect reward or indulgence for a woman celebrating her achievements, whether personal or professional, big or small. For more information, please access www.moissanite.com or www.charlesandcolvard.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements expressing expectations regarding our future and projections relating to products, sales, revenues and earnings are typical of such statements and are made under the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions and are not historical facts and typically are identified by use of terms such as “may,” “will,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” and similar words, although some forward-looking statements are expressed differently.

All forward-looking statements are subject to the risks and uncertainties inherent in predicting the future. You should be aware that although the forward-looking statements included herein represent management’s current judgment and expectations, our actual results may differ materially from those projected, stated or implied in these forward-looking statements as a result of many factors, including, but not limited to the Company’s ability to manage growth effectively, dependence on Cree, Inc. as the current supplier of the substantial majority of the raw material, ability to develop a material second source of supply, dependence on a limited number of jewelry manufacturing customers, dependence on continued growth and consumer acceptance of the Company’s products, in addition to the other risks and uncertainties described in more detail in our most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. We undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur except as required by the federal securities laws, and you are urged to review and consider disclosures that we make in the reports that we file with the Securities and Exchange Commission that discuss other factors relevant to our business.

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-Financial Tables on Next Page-

Charles & Colvard, Ltd.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Net sales	$12,080,331	$11,672,485	$40,712,085	$43,544,090
Cost of goods	2,791,805	3,281,511	10,795,224	14,463,410

Gross profit	9,288,526	8,390,974	29,916,861	29,080,680

Operating expenses:
Marketing and sales	6,226,906	5,970,660	16,106,506	15,566,179
General and administrative	1,114,681	987,519	4,307,749	4,168,902
Research and development	13,116	39,492	73,226	215,778

Total operating expenses	7,354,703	6,997,671	20,487,481	19,950,859

Operating Income	1,933,823	1,393,303	9,429,380	9,129,821

Interest income	157,986	182,042	741,161	503,761

Pre tax income	2,091,809	1,575,345	10,170,541	9,633,582
Income tax expense	832,948	691,087	4,065,206	3,758,915

Net income	$1,258,861	$884,258	$6,105,335	$5,874,667

Basic net income per share	$0.07	$0.05	$0.34	$0.33

Diluted net income per share	$0.07	$0.05	$0.33	$0.31

Weighted average common shares:
Basic	18,017,185	18,227,725	18,160,218	18,008,855

Diluted	18,447,974	19,138,820	18,662,770	18,963,111

Share and per share data for all periods presented reflect the effect of the 5% stock dividend distributed on July 15, 2005 and the one share for every four shares owned stock split, effected in the form of a 25% stock dividend, distributed on January 30, 2006.

Charles & Colvard, Ltd.

Condensed Consolidated Balance Sheets

(Unaudited)

	December 31, 2006	December 31, 2005
Assets
Current Assets:
Cash and equivalents	$13,762,786	$21,003,551
Accounts receivable	14,320,672	11,236,486
Interest receivable	16,381	46,417
Notes receivable	376,030	250,272
Inventory	20,677,215	23,168,028
Inventory on consignment	2,023,542	2,446,722
Prepaid expenses and other assets	783,989	571,277
Deferred Income Taxes	583,322	600,665

Total Current Assets	52,543,937	59,323,418
Long-Term Assets
Notes Receivable	23,970	263,710
Inventory	11,808,140	—
Furniture and equipment, net	651,134	496,336
Patent and license rights, net	288,171	298,524
Deferred Income Taxes	686,621	3,156,238

Total Long Term Assets	13,458,036	4,214,808

Total Assets	$66,001,973	$63,538,226

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable:
Cree, Inc.	$1,598,956	$1,341,187
Other	2,870,752	1,591,600
Income Tax payable	413,387	8,757
Accrued payroll	322,383	1,050,013
Accrued co-op advertising	1,275,041	1,364,007
Accrued expenses and other liabilities	244,539	217,044

Total Current Liabilities	6,725,058	5,572,608

Shareholders’ Equity	59,276,915	57,965,618

Total Liabilities and Shareholders’ Equity	$66,001,973	$63,538,226